CONSENT OF AUTHOR
James R. Lang Ph.D, P.Geo
LANG GEOSCIENCE INC.
#9 – 577 Butterworth Way
Edmonton, AB, Canada T6R 2Y2
Phone/Fax: 780-433-4577

US Securities and Exchange Commission

I, James R. Lang, P.Geo., certify that I have read the written disclosure being filed and I do not have any reason to believe that there are any misrepresentations in the information provided to the Company by Lang Geoscience Inc. in the written disclosure in the Form 20F of Continental Minerals Corporation.

I do hereby consent to the filing with the regulatory authorities.

Dated this 26th day of June, 2009.

/s/ J. R. Lang
James R. Lang, PhD, P.Geo.
LANG GEOSCIENCE INC.